FORM 4
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                                                            OMB APPROVAL
[ ] CHECK THIS BOX IF NO LONGER                       OMB NUMBER:      3235-0287
    SUBJECT TO SECTION 16. FORM 4                     EXPIRES: DECEMBER 31, 2001
    OR FORM 5 OBLIGATIONS MAY                         ESTIMATED AVERAGE BURDEN
    CONTINUE. SEE INSTRUCTION 1(b)                    HOURS PER RESPONSE.....0.5


    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)

1. Name and Address of            2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting Person(s) to Issuer
   Reporting Person*                                                                             (Check all applicable)

Hollinger Inc.                    Hollinger International Inc. (HLR)                ___  Director            _X_  10% Owner
  (See Schedule I for                                                               ___  Officer             ___  Other (specify
  additional reporting  persons)                                                         (give title below)                below)

(Last)    (First)    (Middle)     3. IRS or Social         4. Statement for               ____________________________________
                                     Security Number of       Month/Year
                                     Reporting Person
                                     (Voluntary)              January 2000
Hollinger International Inc.
401 North Wabash Avenue, Suite 740                         5. If Amendment,        7. Individual or Joint/Group Filing  (Check
                                                              Date of Original        Applicable Line)
          (Street)                                            (Month/Year)
                                                                                   ___  Form filed by One Reporting Person
Chicago   Illinois     60611                                                       _X_  Form filed by More than One Reporting Person
(City)    (State)      (Zip)
                                          TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of Security              2. Trans-    3. Trans-      4. Securities           5. Amount of       6. Owner-     7. Nature of
   (Instr. 3)                        action       action         Acquired (A)            Securities         ship          Indirect
                                     Date         Code           or Disposed of (D)      Beneficially       Form:         Beneficial
                                                  (Instr. 8)     (Instr. 3, 4 and 5)     Owned at           Direct        Ownership
                                     (Month/                                             End of Month       (D) or
                                     Day/                                                                   Indirect
                                     Year)                                               (Instr. 3 and 4)   (I)
                                                                                                            (Instr. 4)    (Instr. 4)
                                                                         (A)
                                                                          or
                                                 Code   V       Amount   (D)  Price
Class A Common Stock                  (2)         X            322,000    D    (3)             (4)             (5)           (5)






                                                                          (Over)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                                         Page 1 of 8              SEC 1474(3/99)

 TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (E.G.., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of      2. Conver-      3. Trans-      4. Trans-       5. Number of        6. Date Exercisable          7. Title and
   Derivative       sion or         action         action          Derivative          and Expiration               Amount of
   Security         Exercise        Date           Code            Securities          Date                         Underlying
   (Instr. 3)       Price of                       (Instr. 8)      Acquired            (Month/Day/Year)             Securities
                    Derivative      (Month/                        (A) or                                           (Instr. 3 and 4)
                    Security        Day/                           Disposed
                                    Year)                          of (D)
                                                                   (Instr. 3,
                                                                    4 and 5)
                                                                                                                           Amount or
                                                                                    Date          Expiration               Number of
                                                                                    Exercisable   Date            Title    Shares
                                                 Code   V         (A)     (D)
HI Series II          (3)            (2)          X                     700,000      (6)                           (7)       (8)
Call Options





8. Price of           9. Number of           10. Ownership            11. Nature of
   Derivative            derivative              Form of                  of Indirect
   Security              Securities              Derivative               Beneficial
   (Instr. 5)            Beneficially            Security:                Ownership
                         Owned at End            Direct (D) or            (Instr. 4)
                         of Month                Indirect (I)
                         (Instr. 4)              (Instr. 4)

     (9)                 (10)                      (10)                    (10)








EXPLANATION OF RESPONSES:
See Schedule I attached hereto.





** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                                 HOLLINGER INC.                 February 8, 2000
                           By: /s/ Charles G. Cowan             ----------------
                      ---------------------------------               Date

                      ** Signature of Reporting Person
                               Charles G. Cowan
                         Vice-President and Secretary


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2
                                                                 SEC 1474 (3/99)
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                                  Page 2 of 8

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                THE RAVELSTON CORPORATION LIMITED               February 8, 2000
                     By: /s/ Charles G. Cowan                   ----------------
                ---------------------------------                      Date
                 **Signature of Reporting Person
                         Charles G. Cowan
                   Vice-President and Secretary



Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                          Page 3
                                                                 SEC 1474 (3/99)
                                                                        361558.1

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                           /s/ Conrad M. Black                  February 8, 2000
                    --------------------------------            ----------------
                    ** Signature of Reporting Person                  Date
                   The Hon. Conrad M. Black, P.C.,O.C.


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 4
                                                                 SEC 1474 (3/99)
                                                                        361558.1

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                          /s/ Barbara Amiel Black               February 8, 2000
                     --------------------------------           ----------------
                     ** Signature of Reporting Person                Date
                            Barbara Amiel Black

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                          Page 5
                                                                 SEC 1474 (3/99)
                                                                        361558.1

                                   SCHEDULE I
                           Explanatory Notes to Form 4


Name and Address of Reporting Person:
     Hollinger Inc. ("HI")
     c/o Hollinger International Inc.
     401 North Wabash Avenue, Suite 740
     Chicago, Illinois 60611

Issuer Name and Ticker or Trading Symbol:
     Hollinger International Inc./HLR

Statement for Month/Year
January 2000

Additional Reporting Persons:

     The Ravelston Corporation Limited ("Ravelston")
     c/o Hollinger International Inc.
     401 North Wabash Avenue, Suite 740
     Chicago, Illinois 60611
     Relationship to Issuer: 10% Owner

     Conrad M. Black ("CMB")
     c/o Hollinger International Inc.
     401 North Wabash Avenue
     Chicago, Illinois 60611
     Relationship to Issuer: Director, Officer and 10% Owner

     Barbara Amiel Black ("Amiel")
     c/o Hollinger International Inc.
     401 North Wabash Avenue
     Chicago, Illinois 60611
     Relationship to Issuer: Director, Officer and 10% Owner
                             via spouse CMB

Explanations:

(1)  (i)    For HI:            10% Owner
     (ii)   For Ravelston:     10% Owner
     (iii)  For CMB:           Director, Officer (Chairman, President and
                               Chief Executive
                               Officer) and 10% Owner


361560.1                                  Page 6 of 8
23044-0001

     (iv)   For Amiel:         Director and Officer (Vice President)
                               and 10% owner via spouse CMB.

(2) The disposition of shares of the Company's Class A Common Stock ("Class A Common Shares") occurred on various dates throughout the month of January (with respect to and aggregate of 322,000 Class A Common Shares during such period) in connection with the retraction of Series II Preference Shares ("Series II Shares") issued by HI, the Issuer's parent corporation.

(3) The consideration given for the exchange of each Series II Share was 0.46 of a Class A Common Share.

(4)  (i)    For HI:            24,959,043 Class A Common Shares held directly
                               by HI, and indirectly via its wholly owned
                               subsidiary 504468 N.B. Inc.
     (ii)   For Ravelston:     24,959,043 Class A Common Shares indirectly via
                               its control over HI
     (iii)  For CMB:           24,959,043 Class A Common Shares via his
                               control over Ravelston, which controls HI, 600
                               Class A Common Shares directly, 9,600 Class A
                               Common Shares indirectly via Conrad Black
                               Capital Corporation, 50 Class A Common Shares
                               indirectly via son, and 500 Class A Common
                               Shares indirectly via spouse. CMB disclaims
                               beneficial ownership of his son's and spouse's
                               securities and this report shall not be deemed
                               an admission that he is a beneficial owner of
                               such securities for purposes of Section 16 or
                               for any other purpose.
     (iv)   For Amiel.         24,959,043 Class A Common Shares via spouse's
                               control over Ravelston, 500 Class A Common
                               Shares directly, 9,600 Class A Common Shares indirectly via spouse's control over Conrad
                               Black capital corporation, 50 Class A Common
                               Shares indirectly via spouse's son, and 600
                               Class A Common Shares indirectly via spouse.
                               Amiel disclaims beneficial ownership of her spouse's and her spouse's son's securities and this report shall not be deemed an admission that he is a beneficial owner of such securities for purposes of Section 16 or for any other purpose.

(5)  (i)    For HI:            Directly.

     (ii)   For Ravelston:     Indirectly, via its control of HI.

                                  Page 7 of 8
361560.1
23044-0001

     (iii)  For CMB:           Directly and indirectly, via his control of
                               Ravelston, which controls HI.

     (iv)   For Amiel:         Directly and indirectly via her spouse,
                               CMB, and his control of Ravelston, which controls HI.

(6)  Immediately.
(7)  Class A Common Stock of the Issuer.
(8)  322,000
(9) The Series II Shares were originally issued in 1997 and 1998 in exchange for Equity Units of Hollinger Inc. and for Series I Non-Voting Preference Shares of Hollinger Inc., respectively, at a stated value of [Cdn.] $10.00 per share.

(10) (i)    For HI:            14,330,734 Series II Shares remain outstanding,
                               resulting in a put equivalent position with
                               respect to 6,592,138 Class A Common Shares.
     (ii)   For Ravelston:     66,693 Series II Shares directly, resulting in
                               a call equivalent position with respect to
                               30,679 Class A Common Shares. Via its control
                               of HI, Ravelston indirectly beneficially owns
                               HI's position in the Series II Shares.
     (iii)  For CMB:           1,611,039 Series II Shares directly, resulting
                               in a call equivalent position with respect to
                               741,077 Class A Common Shares. Via his control
                               of Ravelston (and its control of HI), CMB
                               indirectly beneficially owns Ravelston's and
                               HI's positions in the Series II Shares.
     (iv)   For Amiel:         Amiel disclaims beneficial ownership of CMB's
                               securities and this report shall not be deemed an admission that she is a beneficial owner of such securities for purposes of Section 16 or for any other purpose.

                                  Page 8 of 8
361660.1
23044-00Q1